Exhibit 8.1

FORM OF TAX OPINION

_________ ________, 2018

Juniata Valley Financial Corporation Bridge and Main Streets P.O. Box 66 Mifflintown, PA 17059	Liverpool Community Bank 104 North Front Street PO Box 7 Liverpool, PA 17045

Ladies and Gentlemen:

We have been requested on behalf of Juniata Valley Financial Corporation ("Juniata"), a Pennsylvania corporation, and Liverpool Community Bank (“Liverpool”) to provide this opinion regarding the material U.S. federal income tax implications of the merger of Liverpool into Juniata Valley Bank (“JVB”) pursuant to the Agreement and Plan of Merger dated December 29, 2017 (the "Merger Agreement") by and between Juniata, JVB, and Liverpool. In connection with the Merger, Juniata and Liverpool have prepared and filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") on _________ ______, 2018, as the same may be amended from time to time, pursuant to the Securities Act of 1933, as amended (the "Act"). The delivery of this opinion is a condition of the Merger pursuant to Section 9.1 of the Merger Agreement. Terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

In connection with this opinion, we have examined and relied upon (i) the Merger Agreement, (ii) the proxy statement/prospectus and other information included as part of the Registration Statement, (iii) the certificates of representations supplied to us by Juniata, and Liverpool of even date and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below (all documents described in this sentence are collectively referred to as the "Documents").

For purposes of this opinion, we have assumed that (i) the Merger will be consummated in the manner described in the Merger Agreement, (ii) the Documents are complete and authentic and have been duly authorized, executed and delivered, (iii) all of the information, facts, statements, representations and covenants contained in the Documents (without regard to any qualifications stated therein and without undertaking to verify such information, facts, statements, representations and covenants by independent investigation) relating to matters of fact are true and accurate at all relevant times and in all material respects, (iv) the respective parties to the Documents and all parties referred to therein will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, and (v) none of the terms and conditions contained in the Documents has been or will be waived or modified in any respect. Any change in the accuracy or completeness of any of the information, facts, statements, representations, covenants, Documents or assumptions on which our opinion is based could affect our conclusions.

Subject to the qualifications and assumptions set forth herein, we are of the opinion that (i) the Merger will constitute a reorganization as described in Section 368(a) of the Internal Revenue Code of 1986, as amended, and (ii) the statements set forth in the discussion in the proxy statement/prospectus forming part of the Registration Statement under the heading "Material United States Federal Income Tax Consequences of the Merger", insofar as they constitute statements of law or legal conclusions, are correct in all material respects, and constitutes our opinion regarding the tax consequences of the merger.

Our opinion is based, in part, upon relevant legal authority in effect as of the date hereof we provide no assurance that the legal authority upon which this opinion is based will not be amended, revoked or modified (with or without retroactive effect) in a manner which would affect or change our conclusions. Furthermore, should any of the representations or assumptions set forth or referred to above prove to be inaccurate as of the Effective Time, our opinion may change.

Our opinion is limited to the federal income tax matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Specifically, no opinions are expressed with respect to the tax consequences of the Merger under any foreign, state, or local tax law. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement it to reflect any change of fact, circumstance, or law after the date hereof.

Furthermore, our opinion is not binding on the Internal Revenue Service or any court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusions. Thus, there can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus forming part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

Barley Snyder, LLP